MOORE STEPHENS

ELLIS FOSTER LTD.

                        CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 737-8117 Facsimile: (604) 714-5916

Website: www.ellisfoster.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to in the Registration Statement of Coffee Pacifica Inc. (a development stage company) on Form S-8 of our Auditors' Report, dated February 28, 2005, on the balance sheet of Coffee Pacifica Inc. as at December 31, 2004 and the related statements of operations, cash flows, and stockholders' equity for the year then ended.

Vancouver, Canada "MOORE STEPHENS ELLIS FOSTER LTD."

July 21, 2005 Chartered Accountants

MSEF A partnership of incorporated professionals

              An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited

              - members in principal cities throughout the world